Exhibit 14.2

GUIDE TO THE CODE OF BUSINESS CONDUCT

2004

,

Your Personal Commitment to Integrity

I acknowledge that I have received the guide to SIRVA policies entitled, Guide to the Code of Business Conduct.

I understand that every associate is required to comply with the policies described in the Guide.

When I have a concern about a possible violation of SIRVA policy, I will raise the concern to a SIRVA supervisor, manager, executive officer, company legal counsel, the Chief Compliance Officer or the SIRVA Compliance Ombudsperson.

Signature	Date

Printed Name	Department

Where To Find Help —

email address:  compliance@sirva.com

Westmont, IL - (630) 570-3004

Fort Wayne, IN - (260) 429-1111

Toll-Free - 888-545-0250

The Network — Hotline Service

Toll free: (888) 875-1168 (US associates)

Collect +1 (770) 613-6359 (Non-US associates)

Non-US associates will need to add the applicable international dialing prefix to the Collect number shown above.

SIRVA Companies

How to raise an integrity concern

The company offers you a number of ways to get answers to your questions about integrity issues and to raise any concern about what might be a violation of SIRVA policy:

•                  Your supervisor or manager

•                  Next level of management

•                  SIRVA Compliance Ombudsperson

c/o Law Department
Address: 5001 U.S. Highway 30 West
Fort Wayne, IN 46818
Phone: (260) 429-1111
(630) 570-3004
Toll Free: (888) 545-0250
E-mail: compliance@sirva.com

•                  Company legal counsel

•                  The compliance officer for your business or function.

•                  For questions or concerns about internal controls, financial reporting, or accounting or auditing matters, you may contact the Chair of the Audit Committee of the SIRVA Board of Directors (phone: (864) 233-5051) or any other member of the Audit Committee.

•                 If you prefer to report an integrity concern to someone outside the SIRVA organization, US associates may contact The Network’s hotline service at (888) 875-1168. Non-US associates may call The Network collect at +1 (770) 613-6359.

                        Non-US associates will need to add the applicable international dialing prefix to the Collect number shown above.

Generally, your supervisor or manager will be in the best position to resolve the issue quickly.  If after raising an integrity concern the issue is not resolved, raise it with one of the other contacts listed above.  You can raise your concern orally or in writing, and if you prefer, you can do so anonymously.

The whole idea is to speak up. Ask questions. Get answers. Bring the concern into the open so that any problems can be resolved quickly and more serious harm can be prevented.

Statement of Integrity

March 2004

While SIRVA, Inc. is a relatively new company, the principal operating companies which comprise our great organization have been in existence for well over half a century.  Throughout the years, these companies have built a strong and impressive reputation based upon integrity and adherence to the highest business standards.

Under SIRVA, that reputation will spread as our business activities continue to encompass the world.  SIRVA is committed to: (1) conducting its business with integrity and (2) complying with both the letter and the spirit of the laws and regulations that govern our operations.  Regardless of whether our activities are at the local, state, federal or even international level, we strive to achieve the highest standards of business and ethical conduct.

SIRVA is a dynamic, globally directed and customer-driven company.  As we grow, integrity remains the foundation upon which we build our business success - our quality services; our forthright relations with customers, suppliers and each other; and, ultimately, our winning competitive record.  SIRVA’s quest for competitive excellence begins and ends with our commitment to lawful and ethical conduct.

We ask each person in the SIRVA community to make a personal commitment to follow our Code of Business Conduct.  Guiding us in upholding our ethical commitment is a set of SIRVA policies on key integrity issues.  All SIRVA associates must comply with both the letter and spirit of these policies.

If you have a question or concern about what is proper conduct for you or anyone else, promptly raise the issue with your manager, a SIRVA ombudsperson or through one of the many other channels the company makes available to you.  Nothing - not the competitive environment, direct orders from a superior or even the desire to “make the numbers,” - should ever compromise our commitment to integrity.

SIRVA leaders have the additional responsibility of fostering a culture in which compliance with SIRVA policy and applicable law is at the core of our business activities.  Concerns about appropriate conduct must be promptly addressed with care and respect.

We are all privileged to work for one of the best companies in the world.  With so much at stake, we must maintain and strengthen what has been our foundation for success for more than 50 years - the SIRVA commitment to total, unyielding integrity.

/s/ Brian P. Kelley	/s/ James W. Rogers
Brian P. Kelley	James W. Rogers
President and Chief Executive Officer	Chairman of the Board

SIRVA, INC.

GUIDE

to the

CODE OF BUSINESS CONDUCT

2004

I Table of Contents

I. Table of Contents

II. How to Use This Guide

III. SIRVA Code of Business Conduct

IV. Introduction
Who must follow SIRVA policies
Which law applies
Associate responsibilities
Leadership responsibilities
Penalties for violations
Your personal commitment
Business policies and procedures

V. When You Have an Integrity Concern
How to raise an integrity concern
What happens when a concern is raised

VI. Company Policies
A.	Working with Customers & Suppliers
Improper Payments (Policy No. CCP-101)
International Trade Controls (Policy No. CCP-102)
Money Laundering Prevention (Policy No. CCP-103)
Privacy (Policy No. CCP-104)
Supplier Relationships (Policy No. CCP-105)
B.	Government Business
Working with Governments (Policy No. CCP-201)
C.	Competing Globally
Complying with the Competition Laws (Policy No. CCP-301)
D.	In the SIRVA Community
Environment, Health & Safety (Policy No. CCP-401)
Fair Employment Practices (Policy No. CCP-402)
E.	Protecting SIRVA Assets
Conflicts of Interest (Policy No. CCP-501)
Controllership (Policy No. CCP-502)
Insider Trading or Dealing & Stock Tipping (Policy No. CCP-503)
Intellectual Property (Policy No. CCP-504)

VII. Subject Index

II How to Use This Guide

To achieve the high standards we have set for ourselves, we must rely on the experience and dedication of all of our associates and business partners.  To assist our associates in helping us achieve these standards, SIRVA has adopted a Corporate Compliance Program and Code of Business Conduct that will serve as a guide to appropriate conduct and legal compliance.

The foundation of the Corporate Compliance Program is our Code of Business Conduct.  The Code of Business Conduct sets the tone for the way we conduct our business around the world.  The Code of Business Conduct is broad in scope and intended to cover all aspects of our operations.  It is important to note that SIRVA, through its various subsidiaries, has been operating for many years under policies and procedures that reflect many of the principles of our Code of Business Conduct. The Code of Business Conduct does not replace those policies and procedures, but rather enhances and emphasizes their importance to our operations.  As part of the Corporate Compliance Program, we will continue to review, revise and implement changes and additions to these policies and procedures.  The Corporate Compliance Program is a summary and formalization of many of our existing policies and procedures that relate to business conduct with an emphasis on uniform application throughout the entire SIRVA organization.  The Corporate Compliance Program will also help us focus on the standards established in the Guidelines for Sentencing of Organizations.

This Guide provides an introduction to the policies that are the foundation of our Code of Business Conduct.  It is an important tool that will help you identify risk areas that you may encounter in your position.  It will also help you to know what to do when you have a question or concern relating to a policy that is a part of the Code of Business Conduct.

How This Guide Is Organized

1.               Read the letter from the executive officers and the SIRVA Code of Business Conduct to learn about the importance of SIRVA’s commitment to integrity and the fundamental ethical principles underlying our policies.

2.               Read the Introduction, which explains the responsibilities that all associates have for complying with the company’s policies and for raising concerns about possible violations of law or policy.

3.               Read the summaries of the SIRVA integrity policies.  For each policy you will find a “policy overview,” “core requirements,” and examples of “what to watch out for.”

4.               For each policy that relates to your job, be sure to read the complete text of the policy, found on the SIRVA Intranet.  You may also obtain copies of these policies from the Human Resources Department, from your facility manager or through the office of the Compliance Ombudsperson.

5.               Talk to your manager if you have questions about how the policies apply to your job.

•                The Format

The format of this Guide is an effort to create a brief, easy-to-use summary of our key policies relating to integrity.  It also helps associates understand current policies and keep up-to-date on revisions prompted by changes in business conditions, risk areas and the law.

Finally, the guide provides an introduction to the responsibilities of all associates along with an overview of each policy.

•                Policy Numbers

In this Guide, we are utilizing a new numbering system for all policies applicable to SIRVA.

IMPORTANT

This guide and the policies in it are not an employment contract.  SIRVA does not create any contractual rights by issuing the guide or the policies.

III SIRVA Code of Business Conduct

The reputation and integrity of SIRVA, Inc. and its operating companies is embodied in its business transactions and practices and the conduct of its associates, wherever they may be located.  The continued growth and success of SIRVA requires the commitment of all associates to the highest business and ethical standards.  Adherence to these standards and appropriate business conduct will serve to avoid any activity that might reflect unfavorably on the company.

While SIRVA has in place policies and procedures that address specific requirements and expected conduct on the part of associates, our efforts to conduct business honestly and with integrity are founded on the following basic principles that we, as associates, must strive to meet and which constitute our Code of Business Conduct.  As associates of SIRVA, we will:

•                     Comply with all applicable laws and regulations that govern the conduct of our business.

•                     Conduct business with our customers and suppliers with honesty and integrity and make certain that all our business transactions are properly authorized and accurately recorded.

•                     Avoid all conflicts of interest, whether real or perceived.

•                     Act with respect for the rights of all associates, ensure fair treatment, equal opportunity and provide a working environment free from discrimination and harassment.

•                     Act with care and respect for people and their safety, our communities and the environment.

•                     Protect all company property and information and not use company property or information for our own personal benefit or gain.

•                     Avoid even the appearance of impropriety or misconduct to ensure the continued good reputation of the company.

•                     Promote a culture where ethical conduct is recognized, valued and exemplified by all associates.

IV Introduction

SIRVA has compiled a set of policies to implement its Code of Business Conduct and to help SIRVA associates around the world take a consistent approach to important integrity issues.  This Guide contains important information about each of those policies. In this Introduction section of the Guide, the involvement and responsibilities of all our associates and business leaders are discussed along with penalties for violations of the policies and how to handle issues with an integrity component that arise in our business activities.

Who must follow SIRVA policies

•                     SIRVA associates

SIRVA policies apply to all associates of the company throughout the world.

•                Subsidiaries and other controlled affiliates

Subsidiaries and other controlled affiliates throughout the world must adopt and follow corresponding policies.  A controlled affiliate is a subsidiary or other entity in which SIRVA owns, directly or indirectly, more than 50 percent of the voting rights, or in which the power to control the entity is possessed by or on behalf of SIRVA.

•                Non-controlled affiliates

Associates serving as directors (or in equivalent positions) of non-controlled affiliates should, to the extent possible, encourage such affiliates to adopt and follow corresponding policies.

•                Third parties

All SIRVA businesses must require that others representing SIRVA - such as consultants, agents, sales representatives, distributors and independent contractors - agree to follow SIRVA policies.

Leaders and associates must:

•                     Identify those persons and companies outside SIRVA whose activities on behalf of SIRVA may involve issues covered by SIRVA policies.

•                     Require those persons and companies to agree to comply with relevant aspects of SIRVA policies.

•                     Provide those persons and companies with appropriate education on the requirements imposed by SIRVA policies.

•                     Take necessary action, up to and including terminating a contract with anyone representing SIRVA, after learning that the person failed to honor his or her agreement to abide by SIRVA policies.

Which law applies

SIRVA conducts business in numerous countries around the world.  Our associates are citizens of many different countries.  As a result, our operations are subject to the laws of many countries, provinces, states and municipalities.

An important challenge for all of us is to understand how these laws may apply to our operations.  SIRVA, the parent company, is a corporation organized in the United States.  The laws of the United States frequently extend to the operations of SIRVA and its affiliates throughout the world as well as to the business activities of SIRVA associates wherever they live and work.  Other countries may also apply their own laws outside of their borders to their own citizens and to corporations that are organized under their laws, such as SIRVA subsidiaries or other controlled affiliates.

In the policies that follow, the references to the laws of the United States and the other countries where we do business reflect the reality that a global company is regulated by many different laws at the same time.  In some instances, there may be a conflict between the applicable law of two or more countries.  When you encounter such a conflict, it is especially important to consult company legal counsel to understand how to resolve that conflict properly.

Associate responsibilities

Each policy identifies specific responsibilities.  However, you must also follow these basic obligations common to all policies:

•                     Learn the details of policies dealing with your work.  No one expects you to know all policies word for word.  However, you should have a basic understanding of issues covered by each policy, and you should have a detailed understanding of policies that apply to your job.

•                     Seek assistance from your manager, company legal counsel, or other SIRVA resources when you have questions about application of the policies.

•                     Promptly raise any concern that you or others may have about possible violations of any SIRVA policy, or about a possible request that you believe might violate a SIRVA policy.

•                     Understand the many options you have for raising integrity concerns.  You may raise them with a SIRVA manager, or, if you prefer, an officer or company legal counsel or one of the other contacts listed in the next section of this Guide on how to raise an integrity concern.  Your communication may be written or oral, and it may be anonymous.

•                     If you raise an integrity concern and the issue is not resolved, raise it with one of the other contacts listed above.

•                     Cooperate in SIRVA investigations into concerns about a SIRVA policy.

SIRVA prohibits any associate from retaliating or taking adverse action against anyone for raising, in good faith, an integrity concern or helping to resolve an integrity concern.

Leadership responsibilities

The obligations of SIRVA leaders go beyond those required of all associates.  Leaders in our company are expected to:

•                Build and maintain a culture of compliance by:

•                     Personally leading compliance efforts through periodic meetings with direct reports and regular monitoring of compliance matters and programs.

•                     Leading by example, using their own behavior as a model for all associates.

•                     Making sure associates understand that business results are never more important than compliance.

•                     Encouraging associates to raise their integrity questions and concerns.

•                     Using associate actions and judgments in promoting and complying with SIRVA policies as considerations when evaluating and rewarding associates.

•                     Prevent compliance problems by:

•                     Ensuring that compliance risks associated with the business processes under the leader’s management are systematically identified.

•                     Ensuring that policies and procedures, tailored to the particular risk areas faced by a business, are issued and communicated.

•                     Identifying for each SIRVA policy those associates, controlled affiliates and third parties who represent the company whose activities may involve issues covered by that policy.

•                     Providing education and legal counseling to ensure that associates, controlled affiliates and, where appropriate, third parties understand the requirements of SIRVA policies and applicable law.

•                Detect compliance problems by:

•                     Implementing appropriate control measures in business processes to detect heightened compliance risks and/or violations.

•                     Promoting an effective reporting system that permits associates to raise concerns without fear of retaliation.

•                     Ensuring that periodic compliance reviews are conducted, with the assistance of the Company’s auditors and legal counsel, to assess the effectiveness of the business’ compliance measures and to identify ways of improving them.

•                Respond to compliance problems by:

•                     Taking prompt corrective action to fix any identified weaknesses in compliance measures.

•                     Taking appropriate disciplinary action.

•                     Consulting with SIRVA legal counsel and making appropriate disclosures to regulators and law enforcement authorities.

At least annually, each officer or manager reporting to the CEO must review policy compliance with his or her direct reports and provide the results of those reviews to the CEO and the Chief Compliance Officer.

Penalties for violations

Associates who violate the spirit or letter of SIRVA policies are subject to disciplinary action up to and including termination of employment.  Following are examples of conduct that may result in discipline:

•                     Actions that violate a SIRVA policy.

•                     Requesting others to violate a SIRVA policy.

•                     Failure to promptly raise a known or suspected violation of a SIRVA policy.

•                     Failure to cooperate in SIRVA investigations of possible violations of a SIRVA policy.

•                     Retaliation against another associate for reporting, in good faith, an integrity concern.

•                     Failure to demonstrate the leadership and diligence needed to ensure compliance with SIRVA policies and applicable law.

Violation of a SIRVA policy can also mean breaking the law, subjecting you or the company to criminal penalties (fines or jail sentence) or civil sanctions (damage awards or fines).

Your personal commitment

Periodically, SIRVA requires associates to acknowledge in writing their commitment to the spirit and letter of SIRVA policies with the language printed below.  Newly hired associates must also sign the acknowledgement, “Your Personal Commitment to Integrity.”

Your Personal Commitment to Integrity

I acknowledge that I have received the guide to SIRVA policies entitled, Guide to the Code of Business Conduct.

I understand that every associate is required to comply with the policies described in the Guide.

When I have a concern about a possible violation of SIRVA policy, I will raise the concern to a SIRVA supervisor, manager, executive officer, company legal counsel, the Chief Compliance Officer or the SIRVA Compliance Ombudsperson.

The company has a procedure for distributing and collecting these acknowledgements.

Business policies and procedures

Your business may issue its own policies and procedures.  You must follow those policies and procedures in addition to those described in this Guide.

V When You Have an Integrity Concern

One of the most important responsibilities each of us has as a SIRVA associate is the obligation to raise a concern about a possible violation of SIRVA policy or the law.  This may seem difficult and some associates may even feel it is a breach of personal ethical standards to do so.  If you experience that sense of conflict, it is important to remember the tremendous harm that can result from not raising a concern including:

•                     Serious damage to the health, safety and well-being of yourself, your fellow associates, the company as a whole, our customers and the communities in which we operate.

•                     The loss of confidence in SIRVA - by customers, shareowners, governments and neighbors.

•                     Huge fines, damage awards and other financial penalties against the company, as well as fines and/or prison sentences for individual associates.

Those are the reasons the company requires that associates come forward when they have a policy concern.  The point of raising a concern is not to get a friend in trouble, but to protect a colleague or neighbor from potential harm.

How to raise an integrity concern

The company offers you a number of ways to get answers to your questions about integrity issues and to raise any concern about what might be a violation of SIRVA policy:

•                     Your supervisor or manager

•                     Next level of management

•	SIRVA Compliance Ombudsperson
c/o Law Department
Address: 5001 U.S. Highway 30 West
Fort Wayne, IN 46818
Phone: (260) 429-1111
(630) 570-3004
Toll-Free: (888) 545-0250
E-mail: compliance@sirva.com

•                     Company legal counsel

•                     The compliance officer for your business or function.

•                     For questions or concerns about internal controls, financial reporting, or accounting or auditing matters, you may contact the Chair of the Audit Committee of the SIRVA Board of Directors (phone: (864) 233-5051) or any other member of the Audit Committee.

•                 If you prefer to report an integrity concern to someone outside the SIRVA organization, US associates may contact The Network’s hotline service at (888) 875-1168. Non-US associates may call The Network collect at +1 (770) 613-6359.

                        Non-US associates will need to add the applicable international dialing prefix to the Collect number shown above.

Generally, your supervisor or manager will be in the best position to resolve the issue quickly.  If after raising an integrity concern the issue is not resolved, raise it with one of the other contacts listed above.  You can raise your concern orally or in writing, and if you prefer, you can do so anonymously.

The whole idea is to speak up.  Ask questions.  Get answers.  Bring the concern into the open so that any problems can be resolved quickly and more serious harm can be prevented.

What happens when an integrity concern is raised

1. A review team is assigned

2. An investigation is conducted

3. Appropriate actions are determined

4. Improvements in processes are implemented

5. Feedback is provided

Early Identification & Resolution are Critical!

VI Company Policies

Working with Customers & Suppliers

No matter how high the stakes, no matter how great the desire to succeed, SIRVA will do business only by lawful and ethical means.  When working with customers and suppliers in every aspect of our business, we will not compromise our commitment to integrity.

This section of the Guide summarizes five SIRVA policies that address the way we interact with customers and suppliers:

•                     Improper Payments

•                     International Trade Controls

•                     Money Laundering Prevention

•                     Privacy

•                     Supplier Relationships

Improper Payments

(Policy No. CCP-101)

•                 Policy Overview

SIRVA associates should not offer anything of value to obtain any improper advantage in marketing and selling the services we provide, conducting financial transactions or representing the company’s interests to governmental authorities.  This policy sets forth SIRVA’s standards of conduct and practices for certain kinds of payments, entertainment and political contributions.  SIRVA must not authorize, involve itself in or tolerate any business practice that does not follow this policy.

A violation of this policy can result in severe civil and criminal penalties.  All countries prohibit the bribery of their own public officials, and many also prohibit the bribery of officials of other countries.

SIRVA’s policy goes beyond these laws and prohibits improper payments, in all of our activities, both with governments and in the private sector.

•                 Core Requirements

•                     Never give, offer, or authorize the offer of, either directly or indirectly, anything of value (such as money, goods or services) to a customer or government official to obtain any improper advantage.  A business courtesy, such as a gift, contribution or entertainment, should never be offered under circumstances that might create the appearance of an impropriety.

This policy does not prohibit lawful reimbursement for reasonable and bona fide expenditures - for example, travel and living expenses incurred by customers and directly related to the promotion of SIRVA services, or to the execution of a contract.

•                     Never give a gratuity or other payment to government officials or employees to expedite a routine administrative action without consulting with the company’s legal counsel.  If such a “facilitating payment” is made, make sure it is clearly and accurately reflected in financial reports.

•                     Never contribute company funds or other company assets for political purposes either in, or outside of, the United States without the prior approval of SIRVA’s Senior Vice President and General Counsel.

•                     Require any person or firm who represents SIRVA (such as a consultant, agent, sales representative or contractor) to comply with this policy and related laws.

•                     Exercise due diligence when selecting persons or firms to represent SIRVA.

•                 What To Watch Out For

•                     Any person or firm representing SIRVA or being considered to represent SIRVA who:

•               Has been accused of improper business practices

•               Has influence on the buying decision and a reputation for bribes

•               Has a family or other relationship that could improperly influence the decision of a customer or government official

•                 Approaches you and explains that he or she has a “special arrangement” or “a special agreement” with a government official or the customer

•               Insists on receiving a commission payment in advance of the award of a contract

•                     Any person who suggests that a SIRVA bid be made through a specific representative or partner

•                     Any request that a commission or other payment be made in a third country or to another name

•                     A commission that seems large in relation to the services provided

International Trade Controls

(Policy No. CCP-102)

•                     Policy Overview

Many countries regulate international trade transactions, such as imports, exports and international financial transactions, for a variety of reasons, including national security and foreign policy.  In addition, the United States prohibits any cooperation with boycotts against countries friendly to the United States or against firms which may be “blacklisted” by certain groups or countries.

•                     Core Requirements

•                     Follow relevant international trade control regulations, including licensing, shipping documentation, import documentation, reporting and record retention requirements of all countries in which you conduct business or in which your business is located.  In some cases, these restrictions will apply to international trade in goods, technology, software and services as well as to financial transactions.  Learn and follow your business’ own procedures regarding international transactions.

•                     Learn and understand the extent to which U.S. trade controls apply to transactions conducted by your business, even outside the United States.

•                     Make sure all international transactions are screened against all applicable laws and regulations that restrict transactions with certain countries and persons, including Myanmar (Burma), Cuba, Iran, Iraq, Liberia, Libya, North Korea, Sierra Leone, Sudan, Afghanistan (the Taliban), Angola (UNITA) and the Federal Republic of Yugoslavia (Serbia and Montenegro).

•                     Do not cooperate with any restrictive trade practice or boycott prohibited or penalized under U.S. or applicable local laws.  Make sure you tell your manager about all boycott-related requests, including requests for information.

•                     Consult with company legal counsel or your manager in any transaction in which a conflict arises between U.S. law and the law of another country or region, such as the laws blocking certain U.S. restrictions adopted by Canada, Mexico and the members of the European Union.

•                     Understand which party to the import transaction bears legal responsibility for the accuracy of import documentation.  Where SIRVA bears legal responsibility, establish procedures to monitor and verify the accuracy and completeness of information presented to government  authorities by SIRVA or by SIRVA’s agents.  Where an agent or customer is the responsible party, ensure that SIRVA provides the full and accurate information the other party needs to complete import documents.

•                     What To Watch Out For

All transactions:

•                     Unfamiliar customer without convincing references

•                     Unusual transaction or application for this consignee, customer or location

•                     Evasive, reluctant or otherwise unsatisfactory answers by a customer to questions about end use, end user, delivery dates or delivery locations

•                     Unusually favorable payment terms

•                     Freight forwarder listed as ultimate consignee

•                     Abnormal packing, marking or routing of goods

•                     Unusual security or safety measures

•                     Links to the military that seem inappropriate to the stated business or to the transaction

•                     Involvement of parties related to countries engaged in the development of biological, chemical or nuclear weapons, or ballistic missiles

•                     Transactions involving an embargoed country, a citizen or representative of an embargoed country or an individual or entity subject to government sanction. Countries currently subject to economic and other sanctions by the United States are:

Cuba
The Western Balkans
Iraq
Iran
Libya
Liberia
Sudan
Syria
Myanmar (Burma)
North Korea
Zimbabwe

Consult with company legal counsel for additional information on restrictions involving these countries.

Imports

•                     An invoice price that does not reflect the full value of the imported goods

•                     Any payment to the exporter or benefiting the exporter that is not included in the invoice price or otherwise reported to customs authorities

•                     Transfer prices between related parties that fail to cover all costs and profits

•                     Inaccurate or incomplete invoice description of the imported goods

•                     Inaccurate identification of country of origin of the imported goods

•                     Use of an import tariff classification that does not appear to be an accurate description of the imported goods

•                     Any time SIRVA is designated as the importer of record in a country that does not have an established SIRVA import process

Money Laundering Prevention

(Policy No.CCP-103)

•                     Policy Overview

People who are involved in criminal activity (for example, narcotics trafficking, bribery, fraud) may try to “launder” the proceeds of their crimes to hide them or to make those proceeds appear legitimate.

More than 100 countries now have laws against money laundering which prohibit the acceptance or processing of the proceeds of criminal activities.

SIRVA is committed to complying fully with all applicable anti-money laundering laws throughout the world.  SIRVA will conduct business only with reputable customers who are involved in legitimate business activities and whose funds are derived from legitimate sources.  Each SIRVA business is required to implement procedures to ensure that we have the necessary information to clearly identify our customers and to take reasonable steps to make certain the company does not accept forms of payment that have been identified as means of laundering money.

SIRVA’s integrity and reputation can be severely damaged by failing to detect those customer relationships and transactions that place us at risk.

•                 Core Requirements

•                     Comply with all applicable laws that prohibit money laundering and that require the reporting of cash or other suspicious transactions.  Understand how both types of laws apply to your business.

•                     Each business will have a due diligence process, tailored to its particular business environment, to obtain enough information and documentation about prospective customers, joint venture partners and affiliates to ensure that they are involved in legitimate business activities and that their funds come from legitimate sources.

•                     Follow your business’ rules concerning acceptable forms of payment.  Learn how to identify the types of payments that have become associated with money laundering activity (for example, multiple money orders or travelers checks, large amounts of cash, or checks on behalf of a customer from an unknown third party) and follow the rules that restrict or prohibit acceptance of them.

•                     Learn to identify and carefully watch for warning signs that may indicate money laundering or other illegal activities or violations of SIRVA policies.

•                     If you encounter a warning sign, raise your concern with company legal counsel and be sure to resolve your concern promptly before proceeding further with the transaction.  Resolution should include management review and should be well documented.

•                 What To Watch Out For

•                 A customer, agent or proposed joint venture partner who is reluctant to provide complete information, provides insufficient, false or suspicious information, or is anxious to avoid reporting or record-keeping requirements

•                 Payments by use of monetary instruments that are not consistent with the business activities of the client, appear to have no identifiable link to the customer, or have been identified as money laundering mechanisms

•                 Requests by a customer, agent or proposed joint venture partner to pay in cash

•                 Early repayment of a loan in cash or cash equivalents

•                 Order or purchases that are unusual or inconsistent with the customer’s trade or business

•                 Unusually complex deal structures, payment patterns that reflect no real business purpose, or unusually favorable payment terms

•                 Unusual fund transfers to or from foreign countries unrelated to the transaction

•                 Transactions involving locations that have been identified as tax havens or areas of known money laundering activity which locations may include:

Russia
Thailand
Bermuda
Dominican Republic
Mexico
Brazil
Equador
Turkey
Indonesia
Cayman
Panama
Columbia
Peru

•                     Structuring of transactions to evade record-keeping or reporting requirements (for example, multiple transactions below the reportable threshold amounts)

•                     Wire transfer activity that is not consistent with the business activities of the customer or that originates or terminates with unrelated parties to the transaction

•                     Requests to transfer money or return deposits to a third party or to an unknown or unrecognized account

Privacy

(Policy No. CCP-104)

•                 Policy Overview

In our increasingly information-based society, individual consumer, medical, financial and other sensitive personal information must be adequately protected.  SIRVA is committed to protecting personal information that we collect from or maintain about individual consumers.  Each associate must take care to protect individually identifiable consumer information and other sensitive personal information from inappropriate or unauthorized use or disclosure, and each SIRVA business must implement fair and responsible privacy and information protection procedures and take reasonable steps to ensure compliance with such procedures.

•                 Core Requirements

•                     Comply with all applicable privacy and data protection laws, regulations and treaties.

•                     Provide individual consumers, as required by law and by SIRVA privacy procedures, with reasonable:

•               notice of relevant privacy practices

•               descriptions of the types of information being collected and the uses to be made of the information

•               choices regarding certain uses of the information by your business

•               access to the information for verification and correction

•               security for the information

•                     Learn and follow your business’ implementing procedures for privacy and data protection.  Pay particular attention to the protection of individual consumer information, medical and financial records, and other sensitive personal information, such as information from or about children.

•                     Do not acquire, use, or disclose individual consumer information in ways that are inconsistent with your business’ privacy policies or with applicable laws or regulations.

•                     If you have access to individual consumer information, use that information only for authorized business purposes.

•                     Keep secure your business’ records of individual consumer information, including computer-based information.

•                     Consult with legal counsel before establishing or updating any system, process, or procedure to collect, use, disclose, or transmit individual consumer information, medical or financial records, or other sensitive personal information.

•                     What To Watch Out For

•                     Business or marketing plans that involve the inappropriate or unauthorized collection, use or disclosure of individual consumer information

•                     Privacy policies or notices that are inaccurate or out-of-date

•                     Disclosures of (or requests to disclose) individual consumer information, particularly sensitive personal information, to unaffiliated third parties who are not properly authorized to receive the information

•                     Transfers of individual consumer information to third parties, such as vendors or suppliers, who lack appropriate security safeguards or appropriate restrictions regarding their use of the information

•                     Transfers of individual consumer information between countries

•                     Inadequate information security controls, such as those that could permit unauthorized access to individual consumer information

Supplier Relationships

(Policy No. CCP-105)

•                     Policy Overview

SIRVA bases its relationships with suppliers on lawful, efficient and fair practices. We also expect our suppliers to adhere to applicable legal requirements in their business relationships, including those with their employees, their local communities and SIRVA.  The quality of our supplier relationships often has a direct bearing on the quality of our customer relationships.  Likewise, the quality of our suppliers’ products and services affects the quality of our own services.

•                     Core Requirements

•                     Follow government acquisition regulations or other applicable regulations when purchasing materials and services for use in fulfilling government contracts.

•                     Provide a competitive opportunity for suppliers to earn a share of SIRVA’s purchasing volume, including small businesses and businesses owned by the disadvantaged, minorities and women.

•                     Enlist supplier support in ensuring that SIRVA consistently meets and exceeds customer expectations of quality, cost and delivery.

•                     Do business only with suppliers who comply with local and other applicable legal requirements and any additional SIRVA standards relating to labor, environment, health and safety, intellectual property rights and improper payments.

•                 What To Watch Out For

•                     Selection of suppliers on any basis other than open, competitive bidding

•                     Potential conflicts of interest in supplier selection, including the acceptance of gifts or other items of value except in strict compliance with business guidelines

•                     Directing business to a supplier owned or managed by a relative or close friend

•                     Unsafe conditions in supplier facilities, or workers who appear to be underage or subject to coercion

•                     Apparent disregard of environmental standards in supplier facilities

Government Business

Most SIRVA businesses today include among their customers at least one governmental entity, whether it’s a city, state, province, country, international organization or government-funded enterprise.  Virtually all SIRVA businesses interact with government officials.  We need to understand and follow the many special rules for companies that do business with governments or otherwise interact with them.

This section of the Guide summarizes the policy and rules relating to government business:

•                     Working with Governments

Working with Governments

(Policy No. CCP-201)

•                     Policy Overview

SIRVA conducts business with many national governments (including government-owned enterprises), and their political subdivisions such as states, provinces and municipalities.  SIRVA also interacts with many government agencies, ministries, officials, and public international agencies.  SIRVA is committed to conducting its business with all governmental representatives with the highest ethical standards and in compliance with applicable laws and regulations, including the special requirements associated with government transactions.

•                     Core Requirements

•                     Abide by applicable laws and regulations, with particular emphasis on those special requirements associated with government contracts and transactions.

•                     Require anyone providing goods or services for SIRVA on a government project or contract - such as consultants, agents, sales representatives, independent contractors and subcontract labor - to agree to comply with the intent of SIRVA’s Working with Governments policy.

•                     Be truthful and accurate when dealing with government officials and agencies.

•                     Adopt effective processes to ensure that: 1) reports, certifications, statements and proposals are current, accurate and complete; and, 2) contract requirements are adequately identified and communicated to personnel who have responsibility for contract performance.

•                     Do not make any unauthorized substitutions for contracted services or deviate from contract requirements without the written approval of the authorized government official.

•                     What To Watch Out For

•                     Special requirements associated with government transactions, including “commercial” transactions financed by government agencies

•                     Incorrect or unauthorized cost-charging on government contracts

•                     Deviations from contract requirements or unauthorized contract substitutions, including the failure to perform required tests and inspections

•                     Submission of inaccurate or incomplete cost or pricing data when the data is required by the government

•                     Violating national, regional or local government regulations that establish gratuity restrictions, entertainment rules, recruiting prohibitions, non-commercial contract requirements or certification procedures

•                     Acceptance of information related to the government’s competitive selection of a supplier, or a competitor’s bid or proposal, unless the contracting officer or head of the agency has specifically and lawfully authorized release of such information

Competing Globally

The competition laws (known in some countries as the antitrust laws) are a critical part of the global business environment in which SIRVA operates.  They govern a wide range of SIRVA’s business activities, including setting prices, purchasing, selling and marketing goods and services.  Every SIRVA associate is responsible for complying with the competition laws.

This section of the Guide summarizes this critical area of compliance:

•                     Complying with the Competition Laws

Complying with the Competition Laws

(Policy No.CCP-301)

•                     Policy Overview

SIRVA is dedicated to compliance with the competition laws in all of its activities. As part of its competition law compliance program, the company will provide information and instructions detailing how the competition laws and this policy apply to the issues you might face.  Competition law issues may be very complex.  As such issues arise, you should review this policy and discuss any issues with company legal counsel.

•                     Core Requirements

•                     Comply with all applicable competition laws, policies and treaties, as well as competition law decrees, orders and undertakings affecting SIRVA and its associates.

•                     Learn and comply with your business’ specific procedures that address contacts with competitors, obtaining and handling data concerning competitors, and participating in trade associations, professional societies, and standards development and product and service certification organizations.

•                     Do not propose or enter into any agreements or understandings - express or implied, formal or informal, written or oral - with any competitor regarding any aspect of the competition between SIRVA and the competitor for sales to third parties.

•                     Do not propose or enter into any agreements or understandings with customers which restrict the price or other terms at which the customer may resell or lease any product or service to a third party.

•                     Do not propose or enter into any agreements or understandings with suppliers which restrict the price or other terms at which SIRVA may resell or lease any product or service to a third party.

•                     Consult with company legal counsel early in the process of evaluating any proposed merger, acquisition or joint venture.

•                     Consult with company legal counsel in connection with business arrangements that could raise competition law issues, including:

•                     Exclusive arrangements for the purchase or sale of products or services

•                     Bundling of goods and services

•                     Agreements that restrict a customer’s choices in using or reselling a SIRVA product or service

•                     Technology licensing agreements that restrict the freedom of the licensee or licensor

•                     Selective discounting

•                     Distribution arrangements with competitors

•                     Agreements to add a SIRVA associate to another entity’s board of   directors

•                     What To Watch Out For

•                     Discussions or agreements with competitors on:

•                     Prices

•                     Production or sales capacity or volume

•                     Terms or conditions of sale

•                     Market share

•                     Costs, profits or profit margins

•                     Coordination of bidding activities

•                     Product or service offerings

•                     Dividing sales territories or allocation of customers or product lines

•                     Any contacts with competitors that could create the appearance of improper agreements or understandings, whether the contact is in person, in writing, by telephone, through e-mail or through other means of electronic communication

In the SIRVA Community

Beyond SIRVA’s specific responsibilities to customers and suppliers, all of us have important responsibilities to each other and to the communities in which we work. Throughout the company, we must ensure that associates are hired and promoted based on merit and that working conditions comply with the law.  We must strive to provide safe environments for our associates and the communities in which we do business.

This section of the Guide summarizes two SIRVA policies that address these important aspects of our operations:

•                     Environment, Health & Safety

•                     Fair Employment Practices

Environment, Health & Safety

(Policy No.CCP-401)

•                     Policy Overview

SIRVA is committed to achieving environmental, health and safety (EHS) excellence. This is a responsibility of associates at all levels within the organization as well as drivers and agents who operate on our behalf.  SIRVA will strive to provide a safe and healthy working environment and to avoid adverse impact and injury to the environment and the communities in which we do business.  Our efforts must include clear leadership by management, the participation of all associates, drivers, and agents and the use of appropriate technology in providing SIRVA services.

•                     Core Requirements

•                     Comply with all relevant EHS laws and regulations.

•                     Create and maintain a safe working environment and prevent workplace injuries.

•                     Appropriately assess and manage our EHS risks.

•                     Eliminate unreasonable risks from our activities and services.

•                     Respect the environmental rights and interests of our neighbors.

•                     What To Watch Out For

•                     Unsafe activities and conditions, such as:

•                     Failure to use personal protective equipment (shoes, safety glasses, hearing protection, etc.)

•                     Unlabeled chemicals

•                     Exposed or unsafe wiring

•                     Blocked fire exits

•                     Unsafe driving or failure to wear seat belts

•                     Working in high places without fall protection

•                     Working beneath heavy, suspended loads, or improperly using cranes

•                     Working on electrical or powered equipment without following appropriate lock-out, tag-out procedures

•                     Operating equipment, such as forklifts, without proper training

•                     Failure to comply with health, safety or environmental regulations and procedures

•                     EHS complaints from associates, customers or neighbors

•                     Deficiencies noted by government inspectors

•                     Unreported environmental, health or safety hazards or accidents

•                     Failing to respond promptly to concerns about possible safety issues

Fair Employment Practices

(Policy No.CCP-402)

•                     Policy Overview

SIRVA is committed to fair employment practices, including the prohibition against all forms of illegal discrimination.  By providing equal access and fair treatment to all associates on the basis of merit, we improve SIRVA’s success while enhancing the progress of individuals and the communities where our businesses are located. SIRVA is committed to following the applicable labor and employment laws wherever it operates. That includes observing those laws that pertain to freedom of association, privacy and the elimination of any improper employment discrimination.

•                     Core Requirements

•                     Use merit, qualifications (for example, education, experience, competencies, etc.) and other job-related criteria as the sole bases for all employment-related decisions affecting associates and applicants.

•                     Recruit, hire, train, compensate, promote and provide other conditions of employment without regard to a person’s race, color, religion, national origin, sex (including pregnancy), sexual orientation, age, disability, veteran status or other characteristic protected by law.

•                     Provide a work environment free of improper harassment, such as harassment directed at a person because of his or her race, religion, sex, etc.

•                     Respect the privacy rights of associates by using, maintaining and transferring their personal data in accordance with applicable company guidelines and procedures.  While seeking to maintain associate privacy, however, SIRVA must reserve the right to monitor the use of company property (for example, computers, e-mail, phones, proprietary information, etc.) in accordance with applicable law.

•                     Comply with all relevant laws and regulations.

•                     In the United States, take affirmative actions to increase opportunities in employment for women, minorities, the disabled and certain veterans.

•                     If a conflict arises between the requirements of this policy and the laws, customs or practices of a particular area, consult with management and company legal counsel to determine the most appropriate course of action.

•                     What To Watch Out For

•                     A hostile work environment (for example, telling jokes or displaying materials that ridicule or offend a member of a particular gender, race or ethnic group)

•                     Allowing race, color, religion, national origin, sex (including pregnancy), sexual orientation, age, disability, veteran status or other characteristic protected by law to be a factor in hiring, promotion, compensation, or other employment-related decisions

•                     Making unwelcome sexual advances to another associate or person with whom you work

•                     Violating a labor law in your country (for example, hiring a child who is under the legal minimum age)

•                     Refusing to work, or otherwise cooperate with certain individuals because of their race, religion, sex, etc.

•                     Disclosing employment data to a person who does not have the business need, authority or the associate’s consent

Protecting SIRVA Assets

Every SIRVA associate has a direct role in helping to maintain the company’s financial integrity by keeping company records accurate.  We must also safeguard company property, whether it is a piece of equipment, an electronic file, a SIRVA trademark or confidential information about an upcoming transaction.  In addition, we have a fundamental obligation to make sound business decisions on behalf of our company that are undistorted by our individual family, financial or other interests.

This section of the Guide summarizes four SIRVA policies that relate to the protection of SIRVA assets:

•                     Conflicts of Interest

•                     Controllership

•                     Insider Trading or Dealing & Stock Tipping

•                     Intellectual Property

Conflicts of Interest

(Policy No.CCP-501)

•                     Policy Overview

SIRVA recognizes and respects that associates may take part in legitimate financial, business and other activities outside their jobs.  However, those activities must be lawful and free of conflicts with their responsibilities as SIRVA associates. Associates must not misuse SIRVA resources or influence, or discredit SIRVA’s good name and reputation.

The effectiveness of this policy depends in large part on the cooperation of all associates in disclosing any situations that may be contrary to the intent of the policy and the ethical standards that it expresses.

•                     Core Requirements

Disclose your outside activities, financial interests or relationships that may present a possible conflict of interest or the appearance of a conflict.  Make your disclosures in writing to your manager, company legal counsel or finance manager.

•                     In addition to complying with the law and SIRVA policies, exercise your own good judgment in all personal and business dealings outside your SIRVA job.

•                     Avoid actions or relationships which might conflict or appear to conflict with your job responsibilities or the interests of SIRVA.

•                     Do not misuse SIRVA resources, intellectual property, time or facilities (including office equipment, e-mail, and computer applications).

•                     Obtain necessary approvals before accepting any position as an officer or director of an outside business concern.

•                     Obtain the approval of your manager when accepting a board position with a not-for-profit entity, when there may be a SIRVA business relationship with the entity or an expectation of financial or other support from SIRVA.

•                     What To Watch Out For

•                     Holding a financial interest in a company where you could personally affect SIRVA’s business with that company

•                     Taking a part-time job where you may be tempted to spend time on that job during your normal SIRVA working hours or to use SIRVA equipment or materials

•                     Receiving gifts of greater than nominal value from suppliers, customers or competitors while you are in a position to influence SIRVA decisions that might affect or appear to affect the outside concern

•                     Receiving personal discounts or other benefits from suppliers, service providers or customers not available to the general public or similarly situated SIRVA associates

•                     Accepting an offer to purchase “friends and family stock” in a company issuing shares through an initial public offering (IPO) if you interface with that company in your SIRVA business activities

•                     Directing business to a supplier that is owned or managed by a relative or close friend

•                     Misusing SIRVA resources, your position or influence to promote or assist an outside business or not-for-profit activity

•                     Preferential hiring of, direct supervision of, or making a promotion decision about a spouse, relative or close personal friend

•                     A romantic or other personal relationship that may create a conflict of interest with the associate’s SIRVA responsibilities or compromise company interest

Controllership

(Policy No.CCP-502)

•                     Policy Overview

Controllership comprises three elements that are vital to SIRVA’s unyielding commitment to maximize the value we create for shareowners:  (1) compliance with applicable laws, regulations and company policies, (2) rigorous business processes to ensure that management decisions are based on sound economic analysis (including a prudent consideration of risks), and that SIRVA’s physical, financial and intellectual property assets are safeguarded and optimally employed; and (3) integrity in communications to ensure timely and accurate reporting of actual and forecasted financial information.  Through the unwavering commitment of all associates to controllership, we create an environment in which we can all take pride.

•                     Core Requirements

•                     Follow SIRVA’s accounting policies and procedures as well as all generally accepted accounting principles, standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

•                     Maintain complete, accurate and timely records and accounts to reflect all business transactions.

•                     Safeguard all physical, financial, informational and other company assets.

•                     Follow SIRVA’s Regulation FD Policy Regarding Communications with Analysts Security holders and Others and the public disclosure of significant company information.

•                     Use economic, risk-based criteria to make business decisions.

•                     Provide timely, candid forecasts and assessments to management.

•                     Maintain sound processes and controls.

•                     What To Watch Out For

•                     Financial results that seem inconsistent with underlying performance

•                     Inaccurate financial records, such as overstated travel and living expense reports, or erroneous time sheets or invoices

•                     Transactions that are inconsistent with good business economics

•                     Confidential information released to unauthorized third parties

•                     Requests for information by press or news organizations, securities analysts, broker dealers, security holders, investment companies or other third parties

•                     Absence of controls to protect assets from risk of loss

•                     Physical assets or other resources that could be more fully utilized, reallocated or disposed of in accordance with appropriate procedures

•                     Circumventing review and approval procedures

•                     Adequacy of routines and controls at newly acquired businesses and at remote, thinly-staffed sites

Insider Trading or Dealing & Stock Tipping

(Policy No.CCP-503)

•                     Policy Overview

SIRVA is committed to fair and open markets for publicly traded securities throughout the world.  We have established standards of conduct for associates and others who obtain material or price-sensitive non-public information (inside information) through their work for SIRVA.  Insider trading, insider dealing and stock tipping are criminal offenses in most countries where SIRVA does business.  Our policy requires not only full compliance with applicable laws, but also avoiding even the appearance of insider trading, insider dealing or tipping.  This policy is not meant to restrict the freedom of associates to make appropriate personal investments, or the company’s right to legitimately use and disclose inside information in the ordinary conduct of its business.

Insider trading or dealing means personally buying or selling stock or other securities of any company while in possession of inside information about the company. Stock tipping means disclosing inside information about a company - for example, to a relative, colleague or friend - to enable the person to buy or sell stock or other securities of the company on the basis of such information.

•                     Core Requirements

•                     Never buy or sell the stock or other securities of any company while you have inside information about the company.

•                     Never buy or sell SIRVA stock or exercise any option to purchase SIRVA stock except in accordance with SIRVA’s Insider Trading and Securities Policy.

•                     Never recommend or suggest that anyone else buy, sell, or retain the stock or other securities of any company while you have inside information about the company.

•                     You must not disclose inside information to anyone outside SIRVA (including family members), except when such disclosure is needed to enable SIRVA to carry on its business properly and effectively, and appropriate steps have been taken by SIRVA to prevent the misuse of the information.  Associates are urged to consult with company legal counsel to determine if such disclosure is needed and is being undertaken in an appropriate manner.

•                     Only disclose inside information within SIRVA in the ordinary course of business and when you have no reason to believe the information will be misused.

•                     What To Watch Out For

•                     Failing to learn how to identify inside information.  It is any non-public information that a reasonable investor is likely to consider important in making an investment decision

•                     Inside information may relate to SIRVA or any other company, including SIRVA’s suppliers, customers or other business partners

•                     Inside information may be non-public information about anything that could affect a company’s stock price, including a pending merger, acquisition, disposition or joint venture; a substantial contract award or termination; a major lawsuit or claim; an earnings announcement or change in dividend policy; a significant product development; the gain or loss of a significant customer or supplier; or the filing of a bankruptcy petition

•                     Any non-public information about a company that would influence your own decision to buy or sell that company’s stock or other securities probably is inside information

•                     Trading tips probably are also inside information if there is any indication that the information may originally have come from someone with inside information

Intellectual Property

(Policy No.CCP-504)

•                     Policy Overview

Among SIRVA’s most valuable assets is its intellectual property which includes its patents, trade secrets, trademarks, service marks, copyrights and other proprietary information.  It is SIRVA’s policy to establish, protect, maintain and defend its rights in all commercially significant intellectual property and to use those rights in responsible ways.  All associates must take steps to safeguard these assets.

In addition to protecting SIRVA’s intellectual property rights, SIRVA respects the valid intellectual property rights of others.  Unauthorized use of the intellectual property rights of others may expose SIRVA to civil law suits and damages.  In many countries, theft and misappropriation of trade secrets, proprietary information or other intellectual property may result in significant fines and criminal penalties to both SIRVA and to the individual.  New SIRVA activities, services (including e-commerce initiatives), processes and software, and any proposed use of the intellectual property of others, should be timely and reasonably reviewed for infringement.

•                     Core Requirements

•                     Identify and protect commercially significant SIRVA intellectual property.

•                     Respect valid patents, copyrighted materials and other protected intellectual property of others.  Consult with company legal counsel concerning necessary licenses or approvals to use such intellectual property.

•                     Consult with company legal counsel before:

•                     Soliciting, accepting or using proprietary information of outsiders, such as former employers of any SIRVA associate

•                     Disclosing SIRVA proprietary information to outsiders.

•                     Permitting third parties to use SIRVA intellectual property.

•                     Assert intellectual property rights only in ways consistent with the law.

•                     Understand your responsibilities to the company regarding new inventions and ideas that you may develop while a SIRVA associate.  Consult with company legal counsel if you have any question about these responsibilities.

•                     Comply with the guidelines for use of the SIRVA primary trademarks service marks and trade names.

•                     What To Watch Out For

•                     Receiving, from an associate, proprietary information about his or her prior employer

•                     Accepting proprietary information from an outsider, without first consulting company legal counsel, under circumstances where a confidential relationship exists or may be implied

•                     Discussing SIRVA proprietary information with customers or suppliers

•                     Passing on, for technical or management review, an outsider’s suggestion for a new product, product feature, service or name, without following the SIRVA procedures

•                     Introducing, or divulging information about, a new product or service before patent applications have been filed or a decision has been made not to file an application

•                     Introducing a new product or service, or new product or service name, before checking for patent or trademark infringement

•                     Threatening anyone suspected of infringing any SIRVA intellectual property without first consulting with company legal counsel

•                     Employing a person who previously worked for a competitor without putting in place safeguards to prevent the person from inadvertently disclosing or using the competitor’s proprietary information

VII Subject Index

Affiliates...8, 9, 11, 21
Agents...8, 19, 28, 34
Antitrust...30
Acquisition...26, 31, 44
Assets...4, 16, 38, 41, 42, 45

Blacklisted...18
Boycotts...18
Bribery...16, 21
Business policies and Procedures...4, 12

Commission...17
Competing Globally...4, 30
Competition laws...4, 30, 31
Competitors...29, 31, 32, 40, 46
Complying with the Competition Laws...4, 30, 31
Concerns...1, 2, 4, 5, 9, 10, 11, 12, 13, 14, 22, 31, 35, 39, 40
Confidential information...38, 41
Conflicts of interest...4, 7, 26, 38, 39
Consultants...8, 17, 28
Contractors...8, 17, 28
Contracting officer...29
Contributions...16
Controlled affiliates...8, 9, 11
Controllership...4, 38, 41
Copyrights...45
Cost-charging...28
Customer relationships...21, 26

Distributors...8
Due diligence...17, 21
Disability...36, 37
Discrimination...7, 36

Embargoed country...19
Employment practices...4, 33, 36
Entertainment...16, 29
Environment, Health & Safety...4, 33, 34
Ethical standards...7, 13, 28, 39
Exports...18

Fair Employment Practices...4, 33, 36
Facilitating payment...16
Family...17, 38, 40, 43
Financial records...24, 25, 41
Financial reporting...41
Forecasts...41
“Friends and Family Stock”...40
Fund transfers...22

Generally accepted accounting principles...41
Gifts...26, 40
Government business...4, 27
Government contracts...26, 28
Gratuity...16, 29
Harassment...7, 36
Health...4, 13, 26, 33, 34, 35
Hiring...37, 40
Hostile work environment...37
How to Use This Guide...4, 5

Imports...18, 19, 20
Improper Payments...4, 15, 16, 26
In the SIRVA Community...1, 4, 33
Independent contractors...8, 28
Initial public offering...40
Inside information...43, 44
Insider Trading or Dealing & Stock Tipping...4, 38, 43
Intellectual property...4, 26, 38, 39, 41, 45, 46
International financial transactions...18
International trade controls...4, 15, 18
Investments...43, 44

Joint venture...21, 22, 31, 44

Laundering money...21
Leadership responsibilities...4, 10
Licensing...18, 32

Merger...31, 44
Minorities...26, 36
Money laundering prevention...4, 15, 21

Non-controlled affiliates...8
Not-for-profit...39, 40
Non-public information...43, 44

Ombudsperson...1, 6, 13
Outside activities...39

Part-time job...40
Patents...45, 46
Payments...4, 15, 16, 17, 19, 20, 21, 22, 26
Penalties for violations...4, 8, 11

Political contribution...16
Price...20, 30, 31, 32, 43, 44
Privacy...4, 15, 24, 25, 36
Promotion...16, 37, 40
Property...4, 7, 26, 36, 38, 39, 41, 45, 46
Proprietary information...36, 45, 46
Protecting SIRVA Assets...4, 38

Raising a concern...5, 13
Regulation FD...41
Relatives...26, 40, 43
Restrictive trade practice...18
Retaliation...11, 12

Safety...4, 7, 13, 19, 26, 33, 34, 35
Sales representatives...8, 17, 28
Securities...43, 44
Sexual advances...37
Shipping documentation...18
Stock tipping...4, 38, 43
Subsidiaries and other controlled affiliates...8
Supplier relationships...4, 15, 26
Suppliers...1, 4, 7, 15, 25, 26, 31, 33, 40, 44, 46
Suspicious transactions...21

Third parties...8, 11, 22, 23, 25, 31, 41, 45
Trademarks...38, 45, 46
Trade names...46
Trade secrets...45
Transactions...7, 16, 18, 19, 21, 22, 23, 28, 41
Travel and living expenses...16, 41

Veterans...36, 37
Violations...4, 5, 8, 9, 11, 12, 22

Working with Customers & Suppliers...4, 15
Working with Governments...4, 27, 28
Women...26, 36

Your personal commitment...4, 12

Copyright 2004, SIRVA, Inc.           All Rights Reserved